EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of September, 2014.

BETWEEN:
Hemisphere Energy Corporation, having an address at 2000 – 1055 West Hastings Street, Vancouver, B.C. V6E 2E9

(the “Corporation”)

AND:	Dorlyn Evancic, having an address at 1228 Gateway Place, Port Coquitlam, BC, V3C 5X4

(the “Executive”)

WHEREAS:

A.	The Corporation is in the business of producing oil and gas;

B.	The Executive has the skills and abilities needed to provide services to the Corporation; and the Corporation wishes to continue to engage the Executive to provide those services;

C.

The Corporation and the Executive agree that the employment terms contained in this Agreement are valuable and sufficient consideration for the Executive’s voluntarily entering into this Agreement; and

D.

The Corporation believes it is fair and reasonable to the Corporation that the Executive receive fair treatment in the event of a termination of employment or in the event of a Change of Control in respect of the Corporation;

NOW THEREFORE in consideration of the mutual promises of the parties hereinafter set forth and for other good and valuable consideration given to the Executive by the Corporation, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.	DEFINITIONS

1.1	For the purpose of this Agreement the following terms shall have the following meanings:

(a)	"Affiliate" shall have the meaning ascribed thereto, in the Canada Business Corporations Act as at the date of this Agreement.

(b)

"Agreement" means this agreement and all schedules attached hereto, and in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and, unless otherwise indicated, references to articles, sections and subsections are to articles, sections and subsections in this agreement.

(c)	"Associate" shall have the meaning ascribed thereto in the Canada Business Corporations Act, as at the date of this Agreement.

(d)	"Average Annual Bonus" means an amount equal to either:

(a)	the average of the annual performance bonus paid to the Executive over the two (2) years immediately prior to the Termination of Employment; or

(b)

if the Executive has not been continuously employed by the Corporation for a period of two years prior to termination, the last annual performance bonus paid to the Executive prior to the Termination of Employment.

(e)	"Board of Directors" means the Board of Directors of the Corporation.

(f)

"Change of Control" means the occurrence of a transaction or a series of transactions following the effective date of this Agreement, other than as agreed to in writing by the Executive, as a result of which:

(a)

any Person acquires or becomes the beneficial owner of, or a combination of Persons acting jointly or in concert or pursuant to a voting trust acquire or become the beneficial owner of, directly or indirectly, such number of Voting Securities of the Corporation which, together with such Person's or Persons' then owned Voting Securities of the Corporation, if any, represent 50% or more of the Voting Securities of the Corporation, whether such 50% threshold percentage is achieved through the acquisition of previously issued and outstanding Voting Securities, or of Voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; PROVIDED, HOWEVER, that the provisions of this subsection (a) shall be deemed not to apply to:

(i)

the acquisition of 40% or more of the Voting Securities of the Corporation by the Executive or any Associate(s) of the Executive or by any voting trust in which either the Executive or any Associate(s) of the Executive participate(s); and

(b)	a majority of the directors of the Corporation is removed from office at any annual or special meeting of shareholders or in any other manner whatsoever;

(c)

the Corporation merges or is consolidated with, completes a successful take-over of or is successfully taken over by or concludes an arrangement for the disposition of the Corporation to or for the acquisition of any other corporation(s) or legal entity(ies) (other than with, of, by or to a wholly-owned Subsidiary or Subsidiaries of the Corporation) and such transaction or series of transactions results in a Person (other than the shareholders of the Corporation, taken as a whole, immediately before the transaction in question) acquiring or becoming the beneficial owner of, or a combination of Persons (other than the shareholders of the Corporation, taken as a whole, immediately before the transaction in question) acting jointly or in concert or pursuant to a voting trust acquiring or becoming the beneficial owner of, directly or indirectly, such number of Voting Securities of the resulting Corporation(s) or legal entity(ies), so as to gain effective control of the resulting Corporation(s) or the legal entity(ies), PROVIDED, HOWEVER, that the provisions of this subsection (c) shall be deemed not to apply to any transaction in which the majority of the directors of the Corporation (as it was constituted prior to the transaction) remain as a majority of the directors of the Corporation following such transaction(s); or

(d)

the Corporation sells all or substantially all of its assets, over the reasonable objection of the Executive, to any other corporation(s) or legal entity(ies) (other than to a wholly-owned Subsidiary or Subsidiaries of the Corporation), and for the purpose of this subsection (d), "substantially all" shall mean 75% or more in value of the "proved reserves" of the Corporation from time to time.

(g)	"Corporation" means Hemisphere Energy Corporation and its Affiliates and Subsidiaries.

(h)

"Just Cause" includes, but is not limited to: (i) the commission of a criminal offence or commission of any unlawful act by the Executive which would be detrimental to the reputation, character or standing of the Corporation, or a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Corporation; (ii) the material breach of this Agreement by the Executive, or any other written agreement between the Executive and the Corporation; (iii) the Executive’s material breach or violation of any lawful employment policy of the Corporation, including those prohibiting harassment of another employee; (iv) breach of fiduciary duty as an officer to the Corporation or persistent neglect, gross negligence or wilful misconduct in the performance of duties in accordance with the lawful direction of the Board; or (v) any conduct that at common law or under the British Columbia Employment Standards Act would constitute just cause for termination of employment without notice or pay in lieu of notice.

(i)	"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government.

(j)

“Termination of Employment” means the Executive’s last day actively at work for the Corporation, regardless of the reason for employment ceasing, whether for cause or not for cause, whether lawful or unlawful, whether the cessation of employment was initiated by the Executive or by the Corporation.

2.	EMPLOYMENT

2.1	The Corporation shall employ the Executive in the position of Chief Financial Officer, commencing on the date of execution of this Agreement (the “Commencement Date”).

2.2	This Agreement shall be for an indefinite term unless terminated earlier in accordance with Section 7 below.

2.3

The Executive shall perform the duties as are consistent with such position of Chief Financial Officer and any other duties as determined by the Corporation. The Executive acknowledges and agrees that the requirement to fulfil other duties as determined by the Corporation does not constitute a fundamental alteration to this Agreement and does not entitle the Executive to remuneration in addition to that set out below in Section 3.

2.4	The Corporation may change the Executive's duties, responsibilities and status, provided that such change or series of changes does not constitute Good Reason (as defined below).

2.5

The Executive agrees that his hours of work shall vary and may be irregular and shall be those hours required to meet the objectives of his employment. The Executive agrees that the compensation described in Section 3 of this Agreement compensates him for all hours worked and that no overtime shall be paid with respect to any hours worked by the Executive outside normal business hours.

2.6

The Executive acknowledges and agrees that the employment relationship shall be governed by the standards and terms established by the Corporation’s policies as they are established from time to time and agrees to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. The Executive shall inform himself of the details of such policies and amendments thereto established from time to time. The Corporation reserves the right to unilaterally revise the Corporation’s policies.

2.7

The Executive acknowledges that the position of Chief Financial Officer of the Corporation places the Executive in a fiduciary relationship with the Corporation and that the Executive owes a duty to the Corporation to act with the utmost good faith. The Executive shall faithfully serve the Corporation and make best efforts to promote the interests of the Corporation at all times.

2.8

The Executive agrees to devote his full time and attention to the business of the Corporation and shall not, without the written consent of the Corporation, undertake during the course of his employment any other business or occupation or become a director, officer, Executive, consultant or agent of another company, firm or proprietorship.

2.9	The Executive shall, in the course of carrying out his duties and responsibilities, comply with all applicable laws, regulations, bylaws, ordinances and any other applicable legal requirements.

2.10

The Executive shall disclose actual or potential business conflicts of interest to the Corporation. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the Corporation, acting reasonably. The Executive shall conduct himself so as to avoid any actual or potential conflict of interest.

3.	COMPENSATION AND BENEFITS

3.1

The Corporation shall pay the Executive an annual base salary of CAD$140,000 payable in semi-monthly installments, according to its normal payroll practices, subject to the normal statutory deductions (the “Annual Base Salary”).

3.2	In addition to the annual salary payable to the Executive, the Executive shall be entitled to receive a performance bonus as and when determined by, and at the discretion of, the Board of Directors.

3.3	The Executive shall be entitled to five (5) weeks of paid vacation of per annum, prorated for partial years of employment, to be taken at times mutually agreeable to the Executive and the Corporation.

3.4

The Corporation shall, subject to eligibility, allow the Executive to participate in the Corporation’s benefits plan(s) in effect for employees of the Corporation, as amended from time to time. Benefits shall be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under the insurance benefits package shall be governed by the terms of such documents or policies. The Corporation reserves the right to unilaterally revise the terms of the benefits plan(s).

3.5

The Corporation shall pay or reimburse the Executive for all reasonable out of pocket business expenses including, without limitation, all travel and promotional expenses payable or incurred by the Executive in connection with the proper discharge of his duties and responsibilities under this Agreement. For all such expenses, the Executive shall provide to the Corporation proper receipts validating such expenses, and any other information or materials as the Corporation may from time to time reasonably require.

3.6

Unless otherwise agreed by the parties, upon cessation of employment with the Corporation for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes termination with or without cause or adequate notice the Executive shall cease to participate in the Corporation’s benefits plans under Section 3.4 of this Agreement and shall not be entitled to any further benefits under this Agreement.

3.7

The Executive shall be entitled to participate in the Corporation's profit sharing and stock option plans as may be amended or constituted from time to time, provided that participation shall be in accordance with and subject to all applicable terms and conditions of such plans. The Corporation reserves the right to unilaterally revise the terms of the Corporation's profit sharing and stock option plans.

3.8

Any stock options granted under Section 3.7 of this Agreement or at any time during this Agreement shall vest, terminate and be exercisable on the terms set out in the form of stock option agreement in use by the Corporation at the time of such grant and in accordance with the terms of the Corporation’s Stock Option Plan for employees as it exists from time to time, and subject to necessary regulatory and Board approval.

3.9	All compensation payable under Section 3 of this Agreement shall be subject to applicable federal, provincial and local tax and other withholding obligations.

4.	RESTRICTIONS ON EMPLOYMENT

4.1

The Executive represents and warrants to the Corporation that the Executive does not owe and shall not, during the Executive’s employment with the Corporation, undertake or agree to, any contractual or other duties or obligations to any other person or entity which may conflict or interfere with this Agreement or any of the Executive’s duties and obligations under this Agreement, or which may prevent the Executive from entering into this Agreement or performing any of the Executive’s duties and obligations under this Agreement. The Executive represents and warrants that the Executive shall not use in the performance of the Executive’s duties for the Corporation any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Corporation.

5.	NON-SOLICITATION

5.1

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, the Executive has been and shall be a key employee of the Corporation and shall occupy a position of high fiduciary trust and confidence, pursuant to which the Executive has developed and shall develop and acquire wide experience and knowledge with respect to all aspect of the business carried on by the Corporation and the manner in which such business is conducted. It is the expressed intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interest of the Corporation and its Affiliates and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Corporation pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Corporation or any of its Affiliates, nor shall the Executive take any act that would result in a conflict of interest with respect to the Executive's duties under this Agreement.

5.2

The Executive covenants that he shall not without the prior written consent of the Corporation at any time during employment with the Corporation and a period of 12 months following the Termination of Employment, either alone or in partnership or jointly or in conjunction with any Person, whether as principal, agent, partner, co- venturer, shareholder, investor, creditor, director, officer, employee, advisor, consultant or in any other capacity whatsoever, directly or indirectly:

(a)

employ, engage, offer employment or engagement to or solicit the employment or engagement of or entice away from or solicit, induce or encourage to leave the employment or engagement by the Corporation, any individual who is employed or engaged by the Corporation whether or not such individual would commit any breach of the Executive’s contract or terms of employment or engagement by leaving the employ or the engagement by the Corporation; and

(b)

procure or assist any person, company, partnership, trust or other entity to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Corporation or otherwise entice away from the employment or engagement of the Corporation any such individual.

5.3

The parties recognize that a breach by the Executive of any of the covenants contained in this Section 5 would result in damages to the Corporation and that the Corporation could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity and the Corporation shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

5.4

The parties further agree that a breach by the Executive of any of the covenants contained in Sections 5.2 and 6 of this Agreement constitute Just Cause for the Corporation to terminate the Executive’s employment and shall nullify and make void the obligation of the Corporation to make the payments referred to in Section 7.5 of this Agreement and where such payments have already been made, the Executive agrees to reimburse the Corporation the amount paid. Where the Executive fails to reimburse the Corporation, the amount paid to the Executive shall be a debt due and owing from the Executive to the Corporation.

5.5

The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of the Corporation and are reasonable and valid, and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Executive. The restrictions contained in this Section 5 are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) the Executive may have to the Corporation under any applicable laws.

6.	CONFIDENTIAL INFORMATION

6.1

The Executive acknowledges that in the performance of the Executive’s duties and responsibilities the Executive shall acquire knowledge of a wide variety of confidential information concerning the operations, opportunities, assets, finances, business and affairs of the Corporation and its employees, customers, joint venture parties, contractors, suppliers parents, and related companies (the “Confidential Information”). The Confidential Information is and shall remain the sole and exclusive property of the Corporation regardless of whether such information was generated by the Executive or by others.

6.2

Throughout the term of this Agreement and at all times after the termination of this Agreement for any reason whatsoever, the Executive agrees to refrain from directly or indirectly using, revealing or disclosing, in any manner whatsoever, any information that is Confidential Information or not known to the general public that is disclosed, entrusted to or revealed to the Executive by the Corporation or of which the Executive has become aware in the course of the Executive’s employment with the Corporation.

7.	TERMINATION OF AGREEMENT AND EMPLOYMENT

7.1	This Agreement shall terminate as of the date of the Executive’s death.

7.2

If the Executive becomes Disabled (as defined below), so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any 12 month period, or it is determined by a physician reasonably selected by the Corporation that, by reason of Disability, the Executive shall be unable to perform the essential job functions required of him hereunder, where the Disability cannot be accommodated without the Executive incurring undue hardship, the Corporation may, by written notice to the Executive, terminate this Agreement and the Executive’s employment the Corporation. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Executive, disability as it would be interpreted under the applicable human rights legislation in Canada.

7.3	The Corporation may terminate the Executive’s employment pursuant to this Agreement at any time, for Just Cause, without notice or pay in lieu of notice.

7.4	The Corporation may terminate the Executive during the Probation Period for lack of suitability, without notice or pay in lieu of notice to the Executive.

7.5

The Corporation may terminate the Executive’s employment not for cause by providing the Executive with 12 months working notice or, in the alternative, without notice by paying to the Executive the following compensation:

(a)	any accrued amounts earned by or otherwise owing to the Executive by the Corporation as of the Termination of Employment;

(b)

the full amount of any expenses incurred by the Executive pursuant Section 3.5 of this Agreement up to the Termination of Employment, provided the Executive provides proper receipts validating such expenses to the Corporation no later than fifteen (15) days following the Termination of Employment;

(c)	the Annual Base Salary; and

(d)	the Average Annual Bonus,

less any applicable federal, provincial and local tax and other withholding obligations.

7.6

Anything to the contrary notwithstanding, the Executive may terminate this Agreement for Good Reason by written notice to Employer at any time not more than ninety (90) days after Good Reason shall first exist. For purposes of this Agreement, “Good Reason” shall mean any one of the following events:

(a)	a Change of Control;

(b)

any material diminution in the aggregate of Employee’s Annual Base Salary (as defined below) and benefits under Employer’s health, welfare and retirement plans and programs in which Employee participates (excluding any changes to Employee’s bonus and other incentive compensation); or

(c)	any material breach by Employer of this Agreement;

provided, however, that, upon the occurrence of an event described in Sections 7.6(b) through 7.6(c) above, the Executive shall have, within ninety (90) days of such occurrence, given written notice thereof to the Corporation specifying in reasonable detail the facts and circumstances of such event, and the Corporation shall have failed to remedy or otherwise cure the circumstances within fifteen (15) business days following the receipt by the Corporation of such notice; provided further, however, that, if such action, failure or breach cannot reasonably be cured within such period of time, then such period of time shall be extended to the appropriate period of time in which such action, failure or breach can reasonably be cured so long as the Corporation takes those measures that can reasonably be taken during such period of time and thereafter as are reasonably necessary to cure such action, failure or breach. If the Executive terminates the Agreement pursuant to this Section 7.6, the Executive shall be entitled to receive the compensation set out in Section 7.5.

7.7

The Executive may terminate the Executive’s employment without Good Reason by providing at least thirty (30) days’ notice in writing to the Corporation, which notice may be waived in whole or in part by the Corporation at its sole discretion, in which case the Executive’s entitlement to any forms of compensation will, subject to any statutory requirements to the contrary, cease on the day that the Corporation waived that notice. The Corporation shall have no further obligations to the Executive with respect to the termination of the Executive’s employment or this Agreement, including without limitation any further compensation, severance pay or damages.

7.8

The Corporation and the Executive agree that the consideration provided in Section 7.5 constitutes a complete and final remedy, and upon the Corporation’s compliance with its obligations to the Executive upon Termination of Employment, and the Executive hereby releases the Corporation from any and all covenants, warranties, representations, debts, dues, accounts, claims, demands, actions and rights of action, including, but not limited to, all claims at common law and/or under the British Columbia Employment Standards Act and Human Rights Code and any other applicable legislation and under any applicable insurance benefits coverage which the Executive has or hereafter can, shall or may have arising or resulting directly or indirectly from his employment with the Corporation, or the cessation thereof, and that the Executive shall execute a release in favour of the Corporation.

7.9

The Executive shall at any time upon request by the Corporation, and immediately upon the Termination of Employment, promptly return to the Corporation all originals and copies of Confidential Information and all paper and electronic documents and other records containing Confidential Information, and any other property belonging to, or relating to the business of, the Corporation or its parents and related companies, including any records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment, or any other property belonging to the Corporation without retaining copies thereof.

7.10

The Executive agrees that the Executive shall not engage in any pattern of conduct, whether through written or oral statements, which are disparaging or damaging to the integrity, reputation, or good shall of the Corporation either during or after the Executive’s employment.

8.	CHANGE OF CONTROL

8.1

Notwithstanding the terms of this Agreement and upon request of the Corporation, the Executive agrees to remain in the employ of the Corporation during the period commencing with any act taken by any Person, or the announcement of an intention to take such act, which may result in a Change of Control of the Corporation and ending with the final conclusion of all matters associated with such act or announcement.

9.	LEGAL PROCEEDINGS

9.1

To the extent that it is lawfully able to do so, the Corporation shall indemnify the Executive and his heirs, and legal representatives against all costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment) reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which the Executive has been made a party by reason of being or having been an employee, director, or officer of the Corporation if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

9.2

To the extent that it is lawfully able to do so, the Corporation shall indemnify the Executive and his heirs, and legal representatives against all costs, charges and expenses reasonably incurred by the Executive in respect of an action by or on behalf of the Corporation to procure a judgment in the Corporation's favour to which the Executive is made a party by reason of having been an employee, director, or officer of the Corporation, if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

10.	MISCELLANEOUS

10.1	This Agreement shall enure to the benefit of and be enforceable by the Executive's successors or legal representatives but otherwise it is not assignable.

10.2

This Agreement and the documents specifically referred to herein constitute the entire agreement between the Executive and the Corporation regarding the matters described herein and therein. Any and all previous agreements or representations, written or oral, express or implied, relating to such matters are terminated, cancelled or withdrawn.

10.3

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Articles 6, 7.8, 7.10, 9, and 10.4 and any of the provisions of this Agreement necessary to give efficacy thereto, shall continue in full force and effect following such termination.

10.4

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without effecting or impairing the validity of any other provision herein.

10.5

The Corporation shall have the right to assign this Agreement to another party as a successor employer, provided that any such successor or assignee expressly assumes in writing the Corporation’s obligations under this Agreement. The Executive shall not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement without the express written consent of the Corporation, which may be withheld in its sole discretion.

10.6	The headings of the articles, sections and subsections herein are inserted for convenience of cross reference only and shall not affect the meaning or construction hereof.

10.7

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. Any dispute arising from, connected with, or relating to this Agreement or any related matters shall be resolved by the courts of British Columbia sitting in the city of Vancouver, and the parties hereby irrevocably submit and attorn to the original and exclusive jurisdiction of these courts.

10.8

If there is a conflict between the provisions of this Agreement and the provisions of any incentive compensation plans, benefit plans, pension plans, any other perquisites payable, or any basis of compensation or the payment of benefits to the Executive generally, the parties acknowledge and agree that it is the intent of this Agreement that the Executive shall receive the maximum of the amounts owing to him hereunder or thereunder and in no event shall the Executive be disadvantaged as a result of such a conflict.

10.9

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Dorlyn Evancic
1228 Gateway Place
Port Coquitlam, BC, V3C 5X4 Phone: 778-995-1669

(b)	if to the Corporation:

Hemisphere Energy Corporation
Suite 2000, 1055 West Hastings Street Vancouver, BC V6E 2E9 Attention: Chairman, Board of Directors Facsimile: (604) 685-9676

10.10

The Executive agrees that the contents, terms and effect of this Agreement have been explained to the Executive by a lawyer and are fully understood or that the Executive has waived the Executive’s right to seek legal advice but fully understand and accept the contents, terms and effect of this Agreement. The Executive further agrees that the Executive voluntarily accepts the terms and conditions of employment with the Corporation as set out herein.

10.11	The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

10.12

Words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

IN WITNESS WHEREOF the parties hereunto have executed this agreement as of the date first written above.

HEMISPHERE ENERGY CORPORATION

Per:	(Signed) “Don Simmons”
Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
Dorlyn Evancic	)
)
in the presence of:	)
(Signed) “Annalisa Whittle”		(Signed) “Dorlyn Evancic”
Witness	)	Dorlyn Evancic
)
Address	)
)
)
Communications and Corporate Secretary	)
Occupation	)